Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
ww.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

December 7, 2004

News Media & Financial Analyst Contact:

Alan J. Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bank Named Among Top 40 SBA Lenders in Nation

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today, that for the fourth consecutive year, Unity was awarded the SBA Distinguished Lenders Award from the Newark, New Jersey District Office for being the #1 SBA lender in the State of New Jersey in the mid-sized bank category.  Unity also received the SBA Silver Award based on the volume of loans for the fiscal year ended September 30, 2004. In addition, Unity was ranked the 34th largest SBA lender in the United States for the fiscal year ended September 30, 2004, according to the Coleman Report issued November 1, 2004.

Unity’s total SBA 7(a) loan volume for the fiscal year ending on September 30, 2004 totaled $64.1 million with approximately $36 million in the New Jersey market place. “Our officers are exceptional in assessing the needs of small businesses and providing customized service with this extraordinary lending program,” said James A. Hughes, President and Chief Executive Officer. “These loans help create and retain jobs and have a significant impact on the economy of the state.”

“SBA and small business lending represent a significant part of our overall business plan,” said Michael Downes, Chief Lending Officer. “We are pleased to assist many small businesses in starting and growing their enterprises.  Entrepreneurs represent the lifeblood of the local New Jersey economy, and we are proud to assist them and help our local communities.”

The SBA was founded in 1953 to stimulate economic growth by providing lenders with partial guarantees for small business loans, including loans for real estate, fixtures, machinery and equipment, working capital and many other business needs. Unity Bank is a “Preferred Lender”

in the New York, Pennsylvania, Delaware and New Jersey marketplaces, enabling Unity to provide quicker processing and approval times.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $494 million in assets and $424 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.